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                                                                     EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER


       This Agreement and Plan of Merger (hereinafter "Agreement") is entered into as of this 5th day of August, 1996, by and among 7-7, INC., an Ohio corporation with its principal place of business being 607 Freedlander Road, Wooster, Ohio 66791 (the "Target Corporation"), CALVIN F. LOWE, SR., CALVIN F. LOWE, II, EDWARD KURZENBERGER, GARY PLATEK, JAMES HODGSON, and G. HOWARD COLLINGWOOD, (together the "Shareholders" and individually a "shareholder"), EXSORBET INDUSTRIES, INC., an Idaho corporation with its principal place of business being 4294 Lakeland Drive, Suite 200, Jackson, Mississippi 39208 (and having further offices at 1401 South Waldron Road, Suite 201, Fort Smith, Arkansas 72903) (hereinafter "Exsorbet") and 7-7 MERGER, INC., an Arkansas corporation and a wholly owned subsidiary of Exsorbet (hereinafter the "Merger Sub").

                                    RECITALS

       A. The Target Corporation is engaged in the business of environmental site remediation, hazardous waste transportation, removal and disposal and liquiefication of coal tars (all of which, taken together, are hereinafter referred to as the "Business").

       B. Each of the directors of Target Corporation, Merger Sub, and Exsorbet has determined that it is in the best interest of its respective shareholders for Target Corporation to merge with and into Merger Sub upon the terms and subject to the conditions of this Agreement (the "Merger").

       C. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

       D. Target Corporation, Merger Sub, Exsorbet, and Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

       IT IS, THEREFORE, AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

       1.     BASIC TRANSACTION

       (a) The Merger. Subject to the terms and conditions of this Agreement, at the effective time, the Target Corporation will be merged with and into Merger Sub in accordance with the provisions of Ark. Code Ann. Section 4-26-1006 with the effect provided in such section and in accordance with the provisions of Section1701/79 of the Ohio General Corporation Law, with the effect provided in such section. The separate corporate existence of the Target Corporation shall thereupon cease and Merger Sub shall be the surviving corporation of the Merger (the "Surviving
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Corporation") and shall continue to be governed by the laws of the State of
Arkansas.

       (b) Effective Date. The Merger shall become effective on the date and at the time (the "Effective Time") that the Articles of Merger shall have been accepted for filing by the Secretary of State of the State of Arkansas and the Secretary of State of the State of Ohio (or such later date and time as may be specified in the Articles of Merger), which shall be the Closing Date as provided in this Agreement.

       (c) Article of Incorporation. The Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the Arkansas Business Corporation Act.

       (d) By-Laws. The By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the Surviving Corporation's Articles of Incorporation of the Arkansas Business Corporation Act.

       (e) Directors. The Directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws. Provided, however, such directors of the Surviving Corporation shall act promptly after the Effective Time to increase the number of directors of the Surviving Corporation and to appoint one (1) new director. The individual selected by Shareholders shall be nominated to serve on the Board for a minimum period of five (5) years. Further, such individual shall also be nominated to serve on the Board of Exsorbet.

       (f) Officers. From and after the Effective Time, the following persons shall be officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws: (i) Calvin F. Lowe, II -- president; (ii) Edward Kurzenburger -- vice-president and chief financial officer; and (iii) G. Howard Collingwood -- secretary.

       2. Conversion of Shares in the Merger; Purchase Price.

       (a) Shareholders covenant and warrant that, upon execution of this Agreement and continuing until the closing, they are the sole and exclusive direct owners of all outstanding stock of all classes of Target Corporation and that no other person, persons, or entities are entitled to claim any interest whatsoever (whether direct, indirect, beneficially, by security interest, lien, mortgage or otherwise) in any of the shares of stock of any class of the Target Corporation. Each
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of the shareholders further covenants and warrants that no current or former spouse of any Shareholders is entitled to claim any interest in any of the shares of stock of the Target Corporation, by statute, property division, through community property laws, or otherwise.

       (b) The entire unauthorized capital stock of the Target Corporation consists of five hundred (500) shares of common stock, of which Two Hundred Thirty-Seven (237) shares are issued and outstanding. No treasury shares are held. All the issued and outstanding shares of stock of all classes of the Target Corporation have been duly authorized, are validly issued, fully paid, and nonassessable and are held of record by the Shareholders.

       (c) All of the Target Corporation shares issued, outstanding and owned by Shareholders immediately prior to the Effective Time, by virtue of the Merger and without any action on the Shareholders' part, shall be exchanged for
(i) that number of shares of Exsorbet Common Stock that, valued at the Average Closing Market Price for the time period between June 4, 1996 and ending ten days prior to the date of execution of this Agreement, is equivalent to Three Million Two Hundred Fifty Thousand Dollars ($3,250,000.00); (ii) cash in the amount of Three Million Dollars ($3,000,000.00) to be paid by check, draft, or negotiable instrument made payable to all Shareholders as indicated below; and
(iii) a subordinated note in the sum of Nine Hundred Thousand Dollars
($900,000.00) in the form as is attached hereto as Exhibit "A."   Such Note
will be amortized over a five (5) year period and shall bear interest at a rate of eight percent (8%) per annum. A copy of the amortization schedule for such note is attached hereto as Exhibit "B." As used herein, the term "Purchase Price" shall refer to the shares of stock of Exsorbet Industries, Inc., the cash supplied to the Shareholders, and the subordinated note, all as identified in the section.

       (d) For the purposes of determining and paying the Merger consideration:

              (i) "Average Closing Market Price" means the final sale or trading price of Exsorbet Common Stock on the Nasdaq Stock Market, Inc. small cap market at the close of such stock market on any given date. The determination of the closing trade price by Bloomberg, L.P. shall be conclusive.

              (ii) "Stock" means the total number of shares of Exsorbet Common Stock issued pursuant to Subparagraph 2(c).

       (e) All shares of the Target Corporation to be exchanged for Exsorbet Common Stock pursuant to this Section 2, shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a stock certificate representing any such Target Corporation Shares shall thereafter cease to have any rights with respect to such Target Corporation Shares, except the right to receive for each of the Target Corporation Shares, upon the surrender of such stock certificate in Accordance with this Section, the number of shares of Exsorbet Common Stock





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specified above, together with the cash portion of the Purchase Price.

       (f) Each of the Shareholders, being all shareholders of 7-7, Inc., waives any and all rights that a dissenter may possess pursuant to the laws of the State of Ohio, or of any State, or of the United States to obtain any payment, compensation, or other consideration by virtue of failing to consent to the merger of 7-7, Inc. with 7-7 Merger, Inc.

       3.  Form of Consideration.

       (a) At the Effective Time, each Shareholder shall surrender to the Surviving Corporation all outstanding certificates representing Target Corporation Shares together with stock powers duly endorsed in blank with signatures appropriately guaranteed, and shall thereupon receive, in exchange therefore, his pro rata share of the Purchase Price. Until such surrender, each of the outstanding certificates representing Target Corporation Shares shall, after the Effective Time, be deemed for all purposes to evidence only a right to receive a pro rata portion of the Purchase Price as follows: Calvin
F. Lowe, Sr. -- 33.333%; Calvin F. Lowe, II -- 36.287%; Edward Kurzenberger -- 7.595%; G. Howard Collingwood -- 7.595%; Gary Platek -- 7.595%; and James Hodgson -- 7.595%.

       (b) The Purchase Price shall be paid as follows:

              (i) The cash consideration call for in Article 2(c) herein shall be paid at Closing.

              (ii) The stock consideration shall be exchanged and issued at Closing.

              (iii) The delivery of the Promissory Note referred to in Article 2(c) shall take place at closing. Said Promissory Note shall consist of six (6) separate Promissory Notes payable to each of the six individual shareholders, pro rata.

       (c) No fractional share of Exsorbet Common Stock shall be issued in the Merger. In lieu of any such fractional shares, each holder of Target Corporation Shares who would otherwise have been entitled to a fraction of a share of Exsorbet Common Stock upon surrender of stock certificates for exchange pursuant to this Article 3 shall be entitled to receive an amount in cash (without interest) equal to the last reported sale price of one share of Exsorbet Common Stock on the NASDAQ Small Cap Market on the last business day prior to the Closing Date, multiplied by such fraction.

       (d) Stock Registration. At the request of any Shareholder, the Merger Sub shall begin the "process of registration" of all the shares of common (capital) stock of Exsorbet Industries, Inc. provided to the Shareholders under this Agreement. No Shareholder shall be obligated to allow





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his shares of stock to be registered.  However, failure to participate in the registration process will result in waiving of the right to register the shares of stock at the expense of the Merger Sub. The obligations of the Merger Sub in the process of registration shall be: (i) paying the costs and expenses (including attorney's fees and filing fees with the United States Securities and Exchange Commission) for filing a registration statement; (ii) providing such information and cooperation as is reasonably requested by the Shareholders or the attorneys filing the registration statement; (iii) execute such lawful documentation as is necessary to effectuate registration; and (iv) take all other action reasonably requested by the Shareholders or the attorneys registering the shares of stock, to register the shares of stock. The attorneys handling the registration process shall determine the type of registration to be sought. No Shareholder may sell more than fifty percent (50%) of his shares of stock obtained pursuant to this Agreement within one year after the date of this Agreement, even if all shares are registered.

       (e) Stock of the Target Corporation. At closing, the Shareholders will deliver to the Merger Sub certificates representing all of the shares of stock of any class of the Target Corporation, representing all shares of stock of any class of the Target Corporation. At such time, the Shareholders shall execute such certificates and take such action as is required to transfer such shares of stock to Merger Sub. In the event that the Target Corporation utilizes the service of an agent for transfer of shares of certificates of the Target Corporation, the Shareholders shall designate the name, address, and telephone number of such agent in a writing signed by Merger Sub and attached to this Agreement.

       (f) Other Documents. Contemporaneously with the execution of this Agreement, Merger Sub shall deliver to the Shareholders all documents, certificates, and exhibits as are specified herein. At the same time, Shareholders shall deliver to the Merger Sub all documents, certificates, and exhibits as are specified herein. Each party warrants and represents the accuracy and truthfulness of all such documents.

       4. Time of Closing. As used herein, the term "closing" refers to that time when all parties to this Agreement exchange and provide the documentation, exhibits, and consideration that is required under this Agreement. Closing shall take place at the Effective Time, as defined above, at a mutually
agreeable location no later than August 31, 1996.   At the option of the Merger
Sub, closing may occur upon five days written notice by the Merger Sub to the Shareholders. In the event that a location for closing cannot be agreed upon, closing shall occur at the facilities of 7-7, Inc.

       5. Overseas Market. 7-7, Inc. shall be allowed reasonable flexibility in pursuing overseas markets, provided the markets are commercially reasonable.

       6. Nomination to Board of Directors. The board of directors of Exsorbet Industries, Inc. will create a new position on its board of directors. An individual selected by Shareholders shall be nominated to serve on the board for a minimum period of five years.





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       7. Confidentiality.   Each of the parties, and their employees, agents,
officers, and directors shall keep confidential all information acquired concerning the operation of 7-7, Inc. and Exsorbet Industries, Inc. prior to merger unless such information is already publicly available, is subsequently made publicly available without a breach of this Agreement, or is generally known. The provisions of this paragraph shall not prohibit the release of such information as is necessary to provide a press release concerning the proposed merger of 7-7, Inc. with 7-7 Merger, Inc. Additionally, a copy of this Agreement and any other agreements between the parties may be filed with Form 8-K, or any other filings, with the United States Securities and Exchange Commission.

       8.  Representations and Warranties.

       (a) Representations and Warranties of the Shareholders. Each of the Shareholders jointly and severally represents and warrants to the Merger Sub that the statements contained in this section are correct and complete as of the date of this Agreement and will continue to be true at merger.

       (i) Organization of Target Corporation. The Target Corporation is duly organized, validly existing, and in good standing under the laws of the State of Ohio. The Target Corporation is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target Corporation. The Target Corporation has full corporate power and authority to carry on the businesses in which it is engaged and to use the properties used by it. A list of the officers and directors of the Target Corporation is attached hereto as Exhibit "C."

       (ii)  Capitalization.

              (a) The entire authorized capital stock of 7-7, Inc. consists of Five Hundred (500) shares of common stock, of which Two Hundred Thirty Seven (237) shares are issued and outstanding. No treasury shares are held. All of the issued and outstanding shares of stock of all classes of the Target Corporation has been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Shareholders. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target Corporation to issue, sell, or otherwise cause to become outstanding any of its stock of any class. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target





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              Corporation.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target Corporation. The Shareholders directly own all of the issued and outstanding stock of all classes of the Target Corporation, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws and as otherwise stated in a Buy-Sell Agreement dated November, 1992, a copy of which is attached hereto as Exhibit "D"), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Shareholders are not a party to any option, warrant, purchase right, or other contract or commitment that could require the Shareholders to sell, transfer, or otherwise dispose of any stock of the Target Corporation. The Shareholders are not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any stock of the Target Corporation. The Buy-Sell Agreement specified above shall terminate as of the merger of the Target Corporation with the Merger Sub.

              (b) There are in existence certain stock option agreements existing by and between the individual Shareholders. These stock options will be exercised prior to merger. All proceeds received from the exercise of such options will be paid to the Target Corporation. The exercise of such stock options will not change any terms of this Agreement, will not increase the number of shareholders of the Target Corporation, and will not add a new shareholder or shareholders of the Target Corporation.

       (iii) Authorization of Transaction. The Shareholders have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes valid and legally binding obligations of the Shareholders, enforceable in accordance with its terms and conditions. The Shareholders need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

       (iv) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Shareholder or the Target Corporation is subject; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create





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       in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Shareholder or the Target Corporation is a party or by which either Shareholder or the Target Corporation is bound or to which any of the assets of either Shareholder or the Target Corporation is subject. Notwithstanding the provisions of this subsection, the Shareholders will provide the Merger Sub with copies of all of the Target Corporation's material lease, promissory notes, and other obligations prior to merger for which prior notice or consent of a creditor may be required to effectuate the signing of this Agreement.

       (v) Brokers' Fees. The Shareholders have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Merger Sub could become liable or obligated.

       (vi) Investment. The Shareholders (A) understand that, at the time of issuance, the restricted common stock of Exsorbet Industries, Inc., provided as a portion of the consideration for this Agreement, has not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (B) are acquiring the restricted common stock solely for their own account for investment purposes, and not with a view to the immediate distribution thereof; (C) are sophisticated investors with knowledge and experience in business and financial matters; (D) have received certain information concerning the Merger Sub and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the restricted common stock; and (E) are able to bear the economic risk and lack of liquidity inherent in holding the restricted common stock.

       (vii) Assets of the Target Corporation. The Target Corporation has good and marketable title to the properties and assets used by it, located on its premises, or shown on the most recent balance sheet or acquired after the date thereof, free and clear of all security interests, except for properties and assets disposed of in the ordinary course of business since the date of the most recent balance sheet. Shareholders warrant that no other person or entity is entitled to claim a mortgage interest, security interest, or otherwise claim a right to possession of the real or personal property utilized by the Target Corporation, except as is disclosed in Exhibit "E," attached hereto.

       (viii) Pending Litigation Concerning Property. There are no pending or, to the knowledge of any of the Shareholders and the directors and officers of the Target Corporation, threatened condemnation proceedings, lawsuits, or administrative





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       actions relating to the real and personal property utilized by the
       Target Corporation. All real property improvements utilized by the Target Corporation have received all required approvals of governmental authorities (including material licenses and permits) required in connection with the ownership or operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

       (ix) Agreement to Merge. Merger of the Target Corporation and Merger Sub will take place as is specified above. Each of the parties to this
       Agreement consents to such merger.   The merger shall qualify as a
       reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

       (x) Financial Statements. Attached hereto as Exhibit "F" are the following financial statements (collectively the "financial statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended November 30, 1993, 1994, and 1995, and unaudited financial statements for the six months ended May 30, 1996, which are maintained in accordance with generally accepted accounting procedures, for the Target Corporation. The financial statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles in effect in the United States applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Target Corporation as of such dates and the results of operations of the Target Corporation for such periods.

       (xi) Events Subsequent to Most Recent Fiscal Year End. Since May 31, 1996, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Target Corporation taken as a whole. (As used in this paragraph, the term "material" shall mean a change in an amount equal to more than ten percent of the total consideration provided under this Agreement to the Shareholders.) Without limiting the generality of the foregoing, since that date:

              (a) the Target Corporation has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the ordinary course of business;

              (b) the Target Corporation has not entered into any material agreement, contract, lease, or license outside the ordinary course of business;

              (c) no party (including the Target Corporation) has accelerated, terminated, made material modifications to, or canceled any material





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              agreement, contract, lease, or license to which the Target
              Corporation is a party or by which any of them is bound;

              (d) the Target Corporation has not imposed any security interest upon any of its assets, tangible or intangible, outside the ordinary course of business;

              (e) the Target Corporation has not made any material capital expenditures outside the ordinary course of business;

              (f) the Target Corporation has not made any material capital investment in, or any material loan to, any other person or entity outside the ordinary course of business;

              (g) the Target Corporation has not created, incurred, assumed, or guaranteed any debt outside the ordinary course of business;

              (h) the Target Corporation has not granted any license or sublicense of any material rights under or with respect to any "intellectual property," as defined below;

              (i) there has been no change made or authorized in the charter or by-laws of the Target Corporation;

              (j) the Target Corporation has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, except that options to acquire 5.75 shares of capital stock of the Target Corporation have been granted to individual Shareholders Gary Platek and James Hodgson, which will be exercised prior to merger, as indicated above [the percentage ownership of the shares of stock of the Target Corporation computed above have considered that such options have already been exercised];

              (k) the Target Corporation has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

              (l) the Target Corporation has not experienced any material, damage, destruction, or loss (whether or not covered by insurance) to its





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              property;

              (m) the Target Corporation has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

              (n) the Target Corporation has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, except as is disclosed in Exhibit "G," attached hereto;

              (o) the Target Corporation has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

              (p) the Target Corporation has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan);

              (q) the Target Corporation has not made any other material change in employment terms for any of its directors, officers, and employees outside the ordinary course of business; and

              (r) the Target Corporation has not obligated or promised to take any of the actions specified in the subparagraphs above.

       (xii) Undisclosed Liabilities.   The Target Corporation has not incurred
       any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) liabilities which have arisen after the most recent fiscal month end in the ordinary course of business. However, contingencies attached hereto as Exhibit "H" are known contingencies that existed prior to Merger for which no indemnification will be provided by Shareholders. Any unrecorded liabilities prior to Merger which were not the result of the contingencies identified on the exhibited specified in this subsection are liabilities for which indemnity to the Merger Sub and Exsorbet will be provided, as specified below, for a period of two years following Merger.





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       (xiii)  Legal Compliance.  The Target Corporation has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no facts have occurred which would form the basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand on, against, or involving the Target Corporation.

       (xiv) Tax Matters.

              (a) The Target Corporation has filed all Income Tax Returns that it was required to file. All such Income Tax Returns were correct and complete in all material respects. All Income Taxes owed by the Target Corporation (whether or not shown on any Income Tax Return) have been paid. The Target Corporation is not the beneficiary of any extension of time within which to file any Income Tax Return.

              (b) There is no material dispute or claim concerning any Income Tax liability of the Target Corporation either (A) claimed or raised by any authority in writing or (B) as to which any of the Shareholders and the directors and officers of the Target Corporation has Knowledge based upon personal contact with any agent of such authority.

              (c) Attached hereto as Exhibit "I" is a disclosure listing all federal, state, local, and foreign Income Tax Returns filed with respect to the Target Corporation for which an audit has been conducted or the Target Corporation have been notified that an audit will be conducted. The Shareholders have delivered to the Merger Sub, or allowed the Merger Sub to inspect, correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Target Corporation for the time periods through and including November 30, 1995. The Target Corporation has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

              (d) The Target Corporation has not filed a consent under Internal Revenue Code Section 341(f) concerning collapsible corporations. The Target Corporation has not made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material





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              payments that will not be deductible under Internal Revenue Code
              Section 280G. The Target Corporation has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(2) during the applicable period specified in Internal Revenue Code Section 897(c)(1)(A)(ii). The Target Corporation is not a party to any
              tax allocation or sharing agreement.   The Target Corporation
              (A) has not been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Target Corporation) and (B) has no liability for the taxes of any Person (other than the Target Corporation) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

              (e) The Target Corporation is a subchapter S corporation, and neither the Target Corporation nor any of the Shareholders has taken any action which has, or could result in, revocation of such status prior to execution of this Agreement. The Target Corporation has not, and will not, take any action on or after July 1, 1996 which would materially affect its financial statements or the financial status of the Target Corporation.

       (xv) Intellectual Property.

              (a)  The term "intellectual property" as used herein refers to:
              (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium);

              (b) The Target Corporation has not interfered with, infringed upon, misappropriated, or violated any material "Intellectual Property" rights of third parties in any material respect, and none of the Shareholders and the directors and officers of the Target Corporation has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Target Corporation must license or refrain from using any "Intellectual Property" rights of any third party). To the knowledge of any of the Shareholders and the directors and officers of the Target Corporation, no third party has interfered with, infringed upon, misappropriated, or violated any material "Intellectual Property" rights of the Target Corporation in any material respect.

              (c) No patent or registration has been issued to Target Corporation with respect to any of its "Intellectual Property," except for patent numbers 4,788,115, 4,579,563, and 4,758,246 issued by the United States Patent Office ("the patents"). The patents are, and shall remain, the property of the Target Corporation, subject only to a settlement agreement which has been provided to the Merger Sub. No further applications for patents have been made for any additional Intellectual Property. No third party has been granted any right, license, or agreement to use any of the "Intellectual Property" of the Target Corporation, except as stated in the confidential settlement agreement. The Target Corporation possesses all right, title, and interest to all "Intellectual Property" used by it, without restriction by any contract, court order, or governmental authority.

       (xvi) Inventory. The Target Corporation has no major inventory, except for feedstock and processed tar products.

       (xvii) Contracts. Attached hereto as Exhibit "J" is a list of all contracts and agreements to which the Target Corporation is a party. Such list may exclude any non-material contract creating an obligation on the Target Corporation in an amount less than Two Thousand Five Hundred Dollars ($2,500.00). Such list shall specifically include: all partnership and joint venture agreements; contracts of indemnity; confidentiality agreements; any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees; any collective bargaining agreement; any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of Two Thousand Five Hundred Dollars ($2,500.00) or providing material severance benefits; any agreement under which either Target Corporation has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business; or any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target Corporation.

       (xviii) Notes and Accounts Receivable. Except as disclosed in Exhibit "K," all notes and accounts receivable of the Target Corporation are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the most recent balance sheet (rather than in any notes thereto) as adjusted for operations and transactions through the merger date in accordance with the past custom and practice of the Target Corporation.

       (xix) Powers of Attorney. To the knowledge of any of the Shareholders and the directors and officers of the Target Corporation, there are no material outstanding powers of attorney executed on behalf of the Target Corporation.

       (xx) Insurance. Exhibit "L" attached hereto is a list of each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which the Target Corporation is a party, a named insured, or otherwise the beneficiary of coverage.

       (xxi) Litigation. Exhibit "M," attached hereto is a list of each instance in which the Target Corporation (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or
       (b) is a party or, to the knowledge of any of the Shareholders and the directors and officers of the Target Corporation, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

       (xxii) Employees. To the knowledge of any of the Shareholders and the directors and officers of the Target Corporation, no executive, key employee, or significant group of employees plans to terminate employment with the Target Corporation during the next 12 months. The Target Corporation is a party to and bound by a collective bargaining agreement, has not experienced any strike or material grievance, claim of unfair labor practices, or other collective
       bargaining dispute within the past three years.   The Target Corporation
       has not committed any material unfair labor practice. None of the Shareholders and the directors and officers of the Target Corporation has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Target Corporation.

       (xxiii) Employee Benefits. Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

       (xxiv) Guaranties. The Target Corporation is not a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other person or entity.

       (xxv) Environment, Health, and Safety.

              (a) As used in this section, the term "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

              (b)    Except as disclosed in Exhibit "H," the Target Corporation
              (A) has complied with the Environmental, Health, and Safety Laws in all material respects (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any such failure to comply), (B) has obtained and been in substantial compliance with all of the terms and conditions of all material permits, licenses, and other authorizations which are required under the Environmental, Health, and Safety Laws, and (C) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

              (c) The Target Corporation will not have any known material liabilities pursuant to any Environmental, Health, and Safety Laws at the time of merger. It is understood that the Target Corporation is in the business of handling and arranging for disposal of various substances. The Target Corporation represents that the prior handling and disposal services performed were performed in compliance with Environmental, Health and Safety Laws in effect at the time such services were performed.

              (d) It is understood that the Target Corporation is in the business of transporting, handling, and processing hazardous materials and hazardous wastes, and that the properties and equipment utilized by it may contain or temporarily store such materials as is required to perform these services. The Shareholders are not aware of any information that would indicate that the Target Corporation is presently exposed to any liability whatsoever arising as a result of transporting, handling, or processing such hazardous materials and hazardous wastes.

       (b) Representations and Warranties of the Merger Sub and Exsorbet. The Merger Sub and Exsorbet represent and warrant to the Shareholders that the statements contained in this section are correct and complete as of the date of this Agreement and will continue to be true at merger.

       (i) Organization of the Merger Sub and Exsorbet. Exsorbet Industries, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Idaho. 7-7 Merger, Inc. is a wholly owned subsidiary of Exsorbet Industries, Inc. and is duly organized, validly existing, and in good standing under the laws of the State of Arkansas.

       (ii) Authorization of Transaction. The Merger Sub has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merger Sub, enforceable in accordance with its terms and conditions. The Merger Sub need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

        (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Merger Sub or Exsorbet is subject or any provision of its charter or bylaws.

        (iv) Brokers Fees. The Merger Sub and Exsorbet have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Shareholder could become liable or obligated.

        (v) Investment. The Merger Sub is not obtaining the Target Corporation Shares with a view to or for sale in connection with any distribution thereof within the meaning of any securities laws.

        9. Post-Merger Covenants. The parties agree as follows with respect to the period after execution of this Agreement.

        (a) General. In case at any time after the execution of this Agreement, any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party unless such action was specifically required under the terms of this Agreement. The Shareholders acknowledge and agree that from and after the Merger the Merger Sub will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Target Corporation.

        (b) Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the merger date involving the Target Corporation, each of the other parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.

        (c) Transition. Neither of the Shareholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target Corporation from maintaining the same business relationships with the Target Corporation after the merger as it maintained with the Target Corporation prior to the merger.


        (d) Removal of Personal Guarantees. The Merger Sub and Exsorbet will use their best efforts to effectuate the removal of any personal guarantees by the Shareholders for debts of the Target Corporation guaranteed individually by the Shareholders. Such attempts will take place within 180 days after merger.

        10. Remedies for Breaches of This Agreement.

        (a) Survival of Representations and Warranties. All of the representations and warranties of the Merger Subs and Shareholders contained herein shall survive the merger hereunder (even if the aggrieved party knew or had reason to know of any misrepresentation or breach of warranty at the time of merger) and continue in full force and effect for a period of two years thereafter.

        (b) Indemnification Provisions for the Benefit of the Merger Sub and Exsorbet. In the event any of the Shareholders breaches any of their representations, warranties, or covenants contained herein, then each of the Shareholders agrees to indemnify the Merger Sub and Exsorbet from and against the entirety of any damages the Merger Sub and Exsorbet may suffer as a result of such breach except as follows:

        (i) if available, the Merger Sub will either maintain the Target Corporation's existing liability insurance or purchase new insurance with the same coverage, which names the individual Shareholders as additional insureds thereof, to provide coverage for any claims subject to this provision during the term of indemnification; and

        (ii) Each Shareholder's maximum personal liability for indemnification shall not exceed sixty- five percent (65%) of the shareholder's pro rata portion of cash consideration received under this Agreement. The provisions of this paragraph shall not, however, relieve any third party (including in insurance company, bonding company, or other third party providing indemnity) from the same liability to the extent that such third party would be liable under another agreement.

        (c) Indemnification Provisions for Benefit of the Shareholders.
In the event the Merger Sub or Exsorbet breaches any of its representations, warranties, and covenants contained herein, then the Merger Sub and Exsorbet agree to indemnify the Shareholders from and against the entirety of any damages the Shareholders, or any of them, may suffer as a result of such breach.

        (d) Matters Concerning Indemnity. In the event that either party becomes aware of any claim or threatened claim being made against such party for which any other party could ultimately be held liability, either directly or by virtue of the indemnity requirements of this Agreement, the party becoming aware of such claim or threatened claim shall immediately cause written notice of the claim or threatened claim to be given to all other parties. Any party which could ultimately be held liable, by virtue of the indemnity provisions of this paragraph, shall have the right to participate in, and control, the legal defense of the party against whom a claim or threatened claim has been made. No claim for indemnity shall be made which results from a settlement or consent judgment without the consent of the indemnifying party, which consent shall not be unreasonably withheld. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant.

        11. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

        12. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

        13. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors, heirs, administrators, personal representatives, and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Merger Sub and the Shareholders. Provided however, this provision shall not be construed as prohibiting a transfer of the cash consideration that Shareholders are to receive under this Agreement nor as providing any greater restriction on transferability of the restricted common stock of Exsorbet Industries, Inc.
than is otherwise stated herein.

        14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Furthermore, a facsimile signature contained on this document or a facsimile copy of this document shall be as valid and binding as the original.

        15. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        16. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Shareholders:            Calvin F. Lowe, Sr., 2895 S. Dockside Drive, Avon Park, FL 33825.
-----------------------

                                   Calvin F. Lowe, II, 2958 TWP Road, #709, Londonville, OH 44842.

                                   Edward Kurzenberger, 927 Buchholz Drive, Wooster, OH 44691.

                                   G. Howard Collingwood, Carriage Hill Apartments, 5208 Everhand Road, N.W., Apartment
                                   #11, Canton, OH 44718.

                                   Gary Platek, 9460 Mulberry Road, Chesterland, OH 44026.

                                   James Hodgson, 21408 W. Holts East, Genoa, OH 43430.

If to the Merger Sub:              Charles E. Chunn, Jr., 1401 South Waldron Road, Suite 201, Fort Smith, AR 72903 [or
---------------------
                                   such other address as the Shareholders are hereafter directed in writing].

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

       17. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Merger Sub and the Shareholders, or any individual Shareholder if such amendment or waiver concerns only one Shareholder. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       18. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       19. Expenses. Each of the parties and the Target Corporation will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Shareholders agree that the Target Corporation has not borne and will not bear any of the Shareholders costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

       20. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

       21. Incorporation of Exhibits, Annexes, and Schedules. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                           7-7 MERGER, INC.,
                           an Arkansas corporation



                           By:    /s/ Edward L. Schrader________________
                                  Officer

                           EXSORBET INDUSTRIES, INC.,
                           an Idaho corporation


                           By:    /s/ Edward L. Schrader
                                  Officer

                           7-7, INC.,
                           an Ohio corporation


                           By:  /s/ Calvin F. Lowe, II
                                  Officer

                          /s/ CALVIN F. LOWE, SR.
                          -------------------------------------------------
                          Calvin F. Lowe, Sr.



                          /s/ CALVIN F. LOWE, II
                          -------------------------------------------------
                          Calvin F. Lowe, II


                          /s/ EDWARD KURZENBERGER
                          -------------------------------------------------
                          Edward Kurzenberger


                          /s/ G. HOWARD COLLINGWOOD
                          -------------------------------------------------
                          G. Howard Collingwood


                          /s/ GARY PLATEK
                          -------------------------------------------------
                          Gary Platek


                          /s/ JAMES HODGSON
                          -------------------------------------------------
                          James Hodgson